SEC FILE NO. 70-7926



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS








                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


----------------------------------------
                  In the Matter of      :
                                        :
GPU, Inc.                               :
Jersey Central Power & Light Company    :  Certificate Pursuant
Metropolitan Edison Company             :  To Rule 24 of Partial
Pennsylvania Electric Company           :  Completion of Transactions
                                        :
                                        :
                  File No. 70-7926      :
                                        :
(Public Utility Holding Company         :
         Act of 1935)                   :
----------------------------------------:


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, December 22, 1997, and June 22, 1999, with respect to said Declaration, as follows:

          1. During the period October 1, 2000 through December 31, 2000, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

          2. At the close of business on September 30, 2000, GPU, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

          Company                                   Amount
          -------                                   ------
          GPU                                    $ 74,598,000
          JCP&L                                   134,300,000
          Met-Ed                                   72,000,000
          Penelec                                  98,600,000
                                       -2-

    3. During the period October 1, 2000 through December 31, 2000, GPU, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before December 31, 2000) unsecured short-term promissory notes as commercial paper as follows:

GPU
---
Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

10/02/00                   10/03/00                     4,901,000
10/02/00                   10/10/00                    25,840,000
10/03/00                   10/04/00                     1,002,000
10/03/00                   10/04/00                     4,901,000
10/03/00                   10/10/00                     1,250,000
10/04/00                   10/05/00                       942,000
10/04/00                   10/12/00                     8,036,000
10/04/00                   11/09/00                     3,988,000
10/05/00                   10/06/00                       943,000
10/06/00                   10/10/00                     1,006,000
10/06/00                   10/10/00                     2,998,000
10/06/00                   10/18/00                     2,055,000
10/10/00                   10/11/00                     3,001,000
10/10/00                   10/23/00                     4,010,000
10/10/00                   11/09/00                    25,992,000
10/11/00                   10/12/00                     1,808,000
10/11/00                   11/06/00                     1,200,000
10/12/00                   10/13/00                     1,809,000
10/12/00                   10/23/00                    13,195,000
10/13/00                   10/16/00                     1,812,000
10/16/00                   10/17/00                     1,811,000
10/17/00                   10/18/00                     1,811,000
10/18/00                   10/19/00                     1,812,000
10/18/00                   10/23/00                     1,055,000
10/18/00                   10/24/00                     1,003,000
10/19/00                   10/20/00                     1,811,000
10/20/00                   10/23/00                     1,812,000
10/23/00                   10/24/00                     1,085,000
10/23/00                   11/15/00                    19,070,000
10/24/00                   10/30/00                     2,091,000
10/30/00                   10/31/00                    22,545,000
10/30/00                   11/15/00                     2,097,000
10/31/00                   11/01/00                    22,550,000
11/01/00                   11/02/00                    22,555,000
11/02/00                   11/03/00                    17,776,000
11/02/00                   11/21/00                     4,800,000
11/03/00                   11/06/00                     7,826,000
11/03/00                   11/22/00                     5,000,000
11/03/00                   11/27/00                     5,000,000
11/06/00                   11/07/00                     9,027,000
11/07/00                   11/08/00                     9,027,000
11/08/00                   11/09/00                     9,029,000
11/09/00                   11/10/00                     2,416,000
11/09/00                   11/10/00                    26,005,000
11/09/00                   11/15/00                     8,100,000
11/09/00                   11/22/00                     2,500,000
11/10/00                   11/13/00                     2,402,000

GPU con't

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

11/10/00                   11/13/00                    26,015,000
11/13/00                   11/14/00                     2,401,000
11/13/00                   11/14/00                    26,020,000
11/14/00                   11/15/00                     2,401,000
11/14/00                   11/15/00                    26,025,000
11/15/00                   11/16/00                     4,941,000
11/15/00                   11/16/00                    10,503,000
11/15/00                   11/20/00                    21,186,000
11/15/00                   11/21/00                    21,110,000
11/20/00                   11/27/00                    21,219,000
11/21/00                   11/27/00                     4,806,000
11/21/00                   11/29/00                    21,143,000
11/22/00                   11/27/00                     7,508,000
11/27/00                   11/28/00                    17,318,000
11/27/00                   11/28/00                    21,224,000

JCP&L
-----

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

10/02/00                   10/03/00                    20,000,000
10/02/00                   10/10/00                    25,200,000
10/03/00                   10/04/00                    20,000,000
10/03/00                   10/13/00                    26,200,000
10/04/00                   10/05/00                    15,400,000
10/04/00                   10/11/00                    20,000,000
10/05/00                   10/16/00                    19,700,000
10/06/00                   10/12/00                    22,000,000
10/10/00                   10/17/00                    18,600,000
10/10/00                   10/24/00                    20,000,000
10/11/00                   10/18/00                    14,700,000
10/12/00                   10/26/00                    30,700,000
10/13/00                   10/27/00                    20,000,000
10/16/00                   10/23/00                    17,200,000
10/17/00                   10/30/00                    22,600,000
10/18/00                   10/19/00                     7,600,000
10/20/00                   10/25/00                    37,900,000
10/23/00                   10/24/00                     2,300,000
10/24/00                   11/01/00                    14,300,000
10/25/00                   11/03/00                    20,000,000
10/25/00                   11/08/00                    13,000,000
10/26/00                   10/30/00                    10,000,000
10/26/00                   11/02/00                    16,000,000
10/27/00                   11/09/00                    17,500,000
10/30/00                   11/06/00                    15,000,000
10/31/00                   11/07/00                     2,000,000
11/01/00                   11/07/00                    19,400,000
11/01/00                   11/15/00                    20,000,000
11/02/00                   11/14/00                    26,100,000
11/03/00                   11/17/00                    21,400,000
11/06/00                   11/07/00                     9,400,000
11/07/00                   11/13/00                    25,200,000

JCP&L con't
-----------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

11/08/00                   11/13/00                     8,900,000
11/09/00                   11/13/00                    11,000,000
11/14/00                   11/16/00                    12,300,000
11/15/00                   11/28/00                    15,000,000
11/16/00                   11/21/00                     8,400,000
11/17/00                   11/27/00                    18,000,000
11/20/00                   11/21/00                    21,500,000
11/21/00                   11/22/00                     6,300,000
11/21/00                   12/05/00                    20,000,000
11/22/00                   11/27/00                    12,500,000
11/27/00                   11/29/00                    22,900,000
11/28/00                   12/04/00                    11,100,000
11/29/00                   12/06/00                    19,000,000
12/04/00                   12/11/00                     6,200,000
12/05/00                   12/06/00                    14,800,000
12/06/00                   12/07/00                     8,000,000
12/06/00                   12/13/00                    20,000,000
12/07/00                   12/08/00                     5,800,000
12/12/00                   12/14/00                    11,000,000
12/13/00                   12/15/00                     2,000,000
12/14/00                   12/18/00                     7,000,000
12/15/00                   12/18/00                    13,000,000
12/18/00                   12/26/00                    12,600,000
12/26/00                   12/27/00                    12,500,000
12/28/00                   01/03/01                     8,000,000
12/29/00                   01/04/01                    19,400,000

Met-Ed
------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

10/04/00                   10/18/00                    18,800,000
10/05/00                   10/06/00                    13,200,000
10/06/00                   10/10/00                    15,300,000
10/10/00                   10/11/00                    18,100,000
10/11/00                   10/12/00                    13,400,000
10/11/00                   10/25/00                    10,000,000
10/12/00                   10/13/00                    22,500,000
10/13/00                   11/03/00                    20,600,000
10/16/00                   10/23/00                    17,700,000
10/18/00                   10/19/00                    16,700,000
10/20/00                   10/27/00                    13,000,000
10/23/00                   10/30/00                    16,100,000
10/24/00                   10/25/00                     7,500,000
10/25/00                   10/26/00                    15,300,000
10/26/00                   11/01/00                    11,200,000
10/27/00                   11/09/00                    17,600,000
10/30/00                   11/06/00                    12,000,000
10/31/00                   11/07/00                     3,200,000
11/01/00                   11/08/00                    14,900,000
11/02/00                   11/14/00                     3,700,000
11/03/00                   11/17/00                    20,900,000

Met-Ed con't
------------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

11/06/00                   11/13/00                     8,900,000
11/07/00                   11/13/00                     1,500,000
11/08/00                   11/15/00                    12,600,000
11/09/00                   11/16/00                    10,000,000
11/10/00                   11/13/00                     2,700,000
11/13/00                   11/21/00                    11,300,000
11/14/00                   11/21/00                     2,300,000
11/15/00                   11/28/00                    10,900,000
11/16/00                   11/21/00                    10,200,000
11/17/00                   11/22/00                    19,600,000
11/20/00                   11/27/00                     5,300,000
11/21/00                   12/05/00                    21,100,000
11/22/00                   11/27/00                    18,300,000
11/27/00                   12/04/00                    21,000,000
11/28/00                   11/29/00                     9,600,000
11/29/00                   12/06/00                     8,200,000
11/30/00                   12/07/00                     3,100,000
12/01/00                   12/08/00                    12,100,000
12/04/00                   12/11/00                    17,500,000
12/05/00                   12/06/00                     9,700,000
12/06/00                   12/07/00                     6,000,000
12/06/00                   12/13/00                    10,000,000
12/07/00                   12/14/00                     6,000,000
12/08/00                   12/22/00                    10,000,000
12/11/00                   12/12/00                    15,000,000
12/12/00                   12/14/00                    13,000,000
12/13/00                   12/18/00                     5,000,000
12/13/00                   01/03/01                     3,000,000
12/14/00                   12/19/00                    10,000,000
12/14/00                   01/05/01                     6,000,000
12/18/00                   12/26/00                    16,500,000
12/19/00                   01/03/01                     3,000,000
12/20/00                   12/21/00                     3,000,000
12/22/00                   01/04/01                     9,100,000
12/26/00                   12/27/00                    16,600,000
12/27/00                   01/02/01                    13,000,000
12/28/00                   01/08/01                     9,000,000
12/29/00                   01/09/01                     3,500,000


Penelec
-------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

10/03/00                   10/10/00                    13,600,000
10/04/00                   10/05/00                    20,000,000
10/04/00                   10/18/00                    15,700,000
10/05/00                   10/19/00                    21,300,000
10/06/00                   10/12/00                    21,800,000
10/10/00                   10/24/00                    18,000,000
10/12/00                   10/13/00                    10,000,000
10/12/00                   10/19/00                    20,000,000
10/13/00                   10/16/00                    11,000,000

Penelec con't
-------------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

10/16/00                   10/23/00                    10,000,000
10/18/00                   10/25/00                    16,700,000
10/19/00                   10/26/00                    20,000,000
10/19/00                   11/02/00                    17,300,000
10/23/00                   10/30/00                     8,400,000
10/24/00                   11/03/00                    15,800,000
10/25/00                   11/06/00                    15,100,000
10/26/00                   11/09/00                    13,600,000
10/27/00                   11/09/00                    12,300,000
10/30/00                   11/06/00                    18,000,000
10/31/00                   11/07/00                     4,500,000
11/02/00                   11/14/00                    12,000,000
11/03/00                   11/17/00                    15,600,000
11/06/00                   11/13/00                    30,300,000
11/07/00                   11/13/00                     3,200,000
11/08/00                   11/15/00                    12,000,000
11/09/00                   11/16/00                    18,400,000
11/13/00                   11/21/00                    19,900,000
11/14/00                   11/21/00                    10,800,000
11/15/00                   11/28/00                    14,000,000
11/16/00                   11/27/00                    18,400,000
11/17/00                   11/22/00                    14,300,000
11/20/00                   12/04/00                     6,700,000
11/21/00                   12/05/00                    28,200,000
11/22/00                   11/27/00                    13,100,000
11/27/00                   12/06/00                    29,200,000
11/28/00                   11/29/00                    12,800,000
11/29/00                   12/13/00                    11,400,000
11/30/00                   12/07/00                     5,900,000
12/01/00                   12/08/00                     2,800,000
12/04/00                   12/11/00                    13,200,000
12/05/00                   12/06/00                    25,700,000
12/06/00                   12/08/00                    23,000,000
12/06/00                   12/12/00                    30,000,000
12/07/00                   12/14/00                     2,300,000
12/08/00                   12/22/00                    19,000,000
12/08/00                   01/03/01                     5,000,000
12/11/00                   12/18/00                    10,000,000
12/12/00                   12/14/00                    29,000,000
12/13/00                   12/15/00                     5,000,000
12/13/00                   01/03/01                     3,000,000
12/14/00                   12/19/00                    20,000,000
12/14/00                   01/05/01                     9,000,000
12/18/00                   12/26/00                    20,400,000
12/19/00                   01/02/01                    11,000,000
12/20/00                   12/21/00                     7,200,000
12/21/00                   12/27/00                     4,100,000
12/22/00                   12/27/00                    17,900,000
12/26/00                   12/27/00                    20,800,000
12/27/00                   01/02/01                     4,000,000
12/28/00                   01/08/01                    11,000,000
12/29/00                   01/09/01                    12,800,000

      To summarize the above transactions, at December 31, 2000, GPU, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            GPU                               $          0
            JCP&L                               27,400,000
            Met-Ed                              46,600,000
            Penelec                             55,800,000


      4. At the close of business on September 30, 2000, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                               $116,300,000
            JCP&L                               28,700,000
            Met-Ed                              49,100,000
            Penelec                             10,700,000


      During the period October 1, 2000 through December 31, 2000, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:


GPU
---

Issue
Date                 Bank                         Amount          Maturity
-----                ----                         ------          --------

10/02/00      Chase Manhattan Bank               8,900,000         10/16/00
10/03/00      Sumitomo Bank                     15,200,000         10/17/00
10/04/00      Chase Manhattan Bank               7,300,000         11/01/00
10/04/00      Summit Bank                        5,800,000         10/25/00
10/05/00      Sumitomo Bank                      8,600,000         10/06/00
10/05/00      Summit Bank                        4,100,000         10/26/00
10/06/00      Chase Manhattan Bank              22,700,000         10/12/00
10/06/00      Sumitomo Bank                     15,000,000         10/11/00
10/10/00      Chase Manhattan Bank              11,900,000         11/02/00
10/11/00      Sumitomo Bank                     15,000,000         10/18/00
10/12/00      Bank of New York                   4,700,000         10/13/00
10/12/00      Chase Manhattan Bank              22,700,000         11/09/00
10/13/00      Bank of New York                   7,000,000         10/16/00
10/13/00      Summit Bank                       30,100,000         11/03/00
10/16/00      Chase Manhattan Bank              15,900,000         11/06/00
10/17/00      Allfirst Bank                     13,700,000         11/07/00
10/17/00      Merchants National Bank            2,000,000         11/14/00
10/18/00      Sumitomo Bank                     15,200,000         10/19/00
10/19/00      Sumitomo Bank                     15,100,000         10/26/00
10/25/00      Summit Bank                        5,800,000         11/13/00
10/26/00      Sumitomo Bank                     15,500,000         11/02/00

GPU con't
---------

Issue
Date                 Bank                         Amount          Maturity
-----                ----                         ------          --------

10/26/00      Summit Bank                        4,100,000         11/16/00
11/01/00      Chase Manhattan Bank               7,300,000         11/22/00
11/02/00      Sumitomo Bank                     27,700,000         11/08/00
11/03/00      Summit Bank                       30,100,000         11/17/00
11/06/00      Chase Manhattan Bank              11,400,000         11/14/00
11/06/00      Sumitomo Bank                      4,600,000         11/13/00
11/07/00      Chase Manhattan Bank              13,800,000         11/13/00
11/08/00      Sumitomo Bank                     27,600,000         11/14/00
11/09/00      Chase Manhattan Bank              22,700,000         12/06/00
11/13/00      Mellon Bank                        5,500,000         11/21/00
11/13/00      Sumitomo Bank                     18,800,000         11/17/00
11/14/00      Chase Manhattan Bank               7,900,000         11/16/00
11/14/00      Sumitomo Bank                     27,600,000         11/16/00
11/14/00      Summit Bank                        5,800,000         11/16/00
11/16/00      Sumitomo Bank                     31,100,000         11/21/00
11/16/00      Summit Bank                        9,900,000         12/07/00
11/17/00      Chase Manhattan Bank               7,000,000         12/07/00
11/17/00      Sumitomo Bank                     18,900,000         12/08/00
11/17/00      Summit Bank                       30,100,000         12/07/00
11/21/00      Bank of New York                   5,600,000         11/22/00
11/21/00      Sumitomo Bank                     31,100,000         12/05/00
11/22/00      Chase Manhattan Bank               7,300,000         11/27/00
11/22/00      Mellon Bank                        5,600,000         11/27/00
11/27/00      Bank of New York                   5,500,000         11/28/00
11/27/00      Chase Manhattan Bank               7,300,000         11/28/00
11/29/00      Chase Manhattan Bank              43,600,000         12/06/00
11/29/00      Chase Manhattan Bank               7,300,000         12/08/00
11/29/00      Merchants National Bank            2,000,000         12/13/00
12/05/00      Sumitomo Bank                     30,000,000         12/06/00
12/07/00      Chase Manhattan Bank              22,700,000         12/14/00
12/07/00      Summit Bank                       17,300,000         12/11/00
12/08/00      Chase Manhattan Bank               7,300,000         12/22/00
12/08/00      Sumitomo Bank                     19,900,000         12/12/00
12/11/00      Sumitomo Bank                     27,000,000         12/15/00
12/12/00      Sumitomo Bank                     18,000,000         12/15/00
12/13/00      Sumitomo Bank                      4,000,000         12/15/00
12/14/00      Summit Bank                       27,900,000         12/22/00
12/15/00      Sumitomo Bank                     38,000,000         12/21/00
12/15/00      Sumitomo Bank                     10,000,000         12/19/00
12/18/00      Chase Manhattan Bank              22,700,000         12/22/00
12/19/00      Summit Bank                       11,100,000         12/22/00
12/20/00      Sumitomo Bank                      1,300,000         12/22/00
12/21/00      Sumitomo Bank                     31,900,000         12/22/00
12/22/00      Chase Manhattan Bank              30,000,000         01/03/01
12/22/00      Sumitomo Bank                      7,600,000         12/26/00
12/22/00      Summit Bank                       20,000,000         01/05/01
12/22/00      Summit Bank                       20,000,000         01/12/01
12/26/00      Allfirst Bank                      7,600,000         01/04/01
12/27/00      Allfirst Bank                      7,400,000         01/04/01
12/27/00      Mellon Bank                       18,200,000         01/02/01
12/27/00      PNC Bank                           9,400,000         01/04/01

JCP&L
-----

Issue
Date                 Bank                         Amount          Maturity
-----                ----                         ------          --------

10/06/00      Chase Manhattan Bank               9,000,000         10/17/00
10/23/00      Mellon Bank                        8,600,000         11/22/00
10/30/00      Mellon Bank                       11,400,000         11/10/00
10/30/00      Sumitomo Bank                      5,000,000         10/31/00
11/10/00      Mellon Bank                       11,400,000         11/13/00
11/10/00      Sumitomo Bank                      2,900,000         11/13/00
11/30/00      Mellon Bank                        4,100,000         12/07/00
12/01/00      Mellon Bank                       14,100,000         12/08/00
12/04/00      Mellon Bank                        1,800,000         01/05/01
12/07/00      Mellon Bank                        4,100,000         12/14/00
12/08/00      Mellon Bank                       14,100,000         12/11/00
12/11/00      Mellon Bank                       14,100,000         12/12/00
12/13/00      Mellon Bank                       14,000,000         12/15/00
12/20/00      Mellon Bank                        2,700,000         12/21/00

Met-Ed
------

Issue
Date                 Bank                         Amount          Maturity
------               ----                         ------          --------

10/02/00      Chase Manhattan Bank              18,800,000         10/16/00
10/03/00      Sumitomo Bank                      8,900,000         10/17/00
10/05/00      Sumitomo Bank                      3,700,000         10/06/00
10/17/00      Sumitomo Bank                     10,000,000         10/24/00
10/30/00      Sumitomo Bank                      3,800,000         10/31/00
11/09/00      Sumitomo Bank                      5,100,000         11/10/00

Penelec
-------

Issue
Date                 Bank                         Amount          Maturity
-----                ----                         ------          --------

10/02/00      Chase Manhattan Bank               3,500,000         10/16/00
10/02/00      Summit Bank                       10,000,000         10/13/00
10/04/00      Sumitomo Bank                      9,900,000         10/11/00
10/10/00      Bank of New York                   2,500,000         10/11/00
10/11/00      Bank of New York                   5,300,000         10/12/00
10/11/00      Sumitomo Bank                     10,900,000         10/18/00
10/12/00      Bank of New York                   3,200,000         10/13/00
10/13/00      Bank of New York                   8,700,000         10/16/00
10/16/00      Bank of New York                   9,800,000         10/17/00
10/17/00      Sumitomo Bank                     12,000,000         10/18/00
10/18/00      Sumitomo Bank                     20,000,000         10/19/00
10/20/00      Mellon Bank                       11,400,000         10/30/00
10/30/00      Sumitomo Bank                      3,100,000         10/31/00
11/01/00      Sumitomo Bank                     17,700,000         11/08/00
11/08/00      Sumitomo Bank                      3,600,000         11/15/00
11/09/00      Sumitomo Bank                      5,000,000         11/10/00

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of October 1, 2000 through December 31, 2000, the Companies repaid unsecured promissory notes issued to banks, as follows:


GPU
---

Date           Bank                                   Amount
----           ----                                   ------

10/02/00      Banca Popolare Di Milano               1,900,000
10/03/00      Allfirst Bank                         15,000,000
10/04/00      Chase Manhattan Bank                   7,300,000
10/04/00      Summit Bank                            5,800,000
10/05/00      Banca Popolare Di Milano               6,400,000
10/05/00      Banca Popolare Di Milano               2,100,000
10/05/00      Summit Bank                            4,100,000
10/06/00      Chase Manhattan Bank                  22,700,000
10/06/00      First Union National Bank              7,000,000
10/06/00      Merchants National Bank                  200,000
10/06/00      Sumitomo Bank                          8,600,000
10/10/00      First Union National Bank             11,000,000
10/11/00      Sumitomo Bank                         15,000,000
10/12/00      Chase Manhattan Bank                  22,700,000
10/13/00      Bank of New York                       4,700,000
10/13/00      First Union National Bank             12,100,000
10/13/00      Summit Bank                           20,100,000
10/16/00      Bank of New York                       7,000,000
10/16/00      Chase Manhattan Bank                   8,900,000
10/17/00      Merchants National Bank                  600,000
10/17/00      Sumitomo Bank                         15,200,000
10/18/00      Sumitomo Bank                         15,000,000
10/19/00      Sumitomo Bank                         15,200,000
10/25/00      Summit Bank                            5,800,000
10/26/00      Sumitomo Bank                         15,100,000
10/26/00      Summit Bank                            4,100,000
11/01/00      Chase Manhattan Bank                   7,300,000
11/02/00      Chase Manhattan Bank                  11,900,000
11/02/00      Sumitomo Bank                         15,500,000
11/03/00      Summit Bank                           30,100,000
11/06/00      Chase Manhattan Bank                  15,900,000
11/07/00      Allfirst Bank                         13,700,000
11/08/00      Sumitomo Bank                         27,700,000
11/09/00      Chase Manhattan Bank                  22,700,000
11/13/00      Chase Manhattan Bank                  13,800,000
11/13/00      Sumitomo Bank                          4,600,000
11/13/00      Summit Bank                            5,800,000
11/14/00      Chase Manhattan Bank                  11,400,000
11/14/00      Merchants National Bank                2,000,000
11/14/00      Sumitomo Bank                         27,600,000
11/16/00      Chase Manhattan Bank                   7,900,000

GPU con't
---------

Date           Bank                                   Amount
----           ----                                   ------

11/16/00      Sumitomo Bank                         27,600,000
11/16/00      Summit Bank                            5,800,000
11/16/00      Summit Bank                            4,100,000
11/17/00      Sumitomo Bank                         18,800,000
11/17/00      Summit Bank                           30,100,000
11/21/00      Mellon Bank                            5,500,000
11/21/00      Sumitomo Bank                         31,100,000
11/22/00      Bank of New York                       5,600,000
11/22/00      Chase Manhattan Bank                   7,300,000
11/27/00      Chase Manhattan Bank                   7,300,000
11/27/00      Mellon Bank                            5,600,000
11/28/00      Bank of New York                       5,500,000
11/28/00      Chase Manhattan Bank                   7,300,000
12/05/00      Sumitomo Bank                         31,100,000
12/06/00      Chase Manhattan Bank                  43,600,000
12/06/00      Chase Manhattan Bank                  22,700,000
12/06/00      Sumitomo Bank                         30,000,000
12/07/00      Chase Manhattan Bank                   7,000,000
12/07/00      Summit Bank                           30,100,000
12/07/00      Summit Bank                            9,900,000
12/08/00      Chase Manhattan Bank                   7,300,000
12/08/00      Sumitomo Bank                         18,900,000
12/11/00      Summit Bank                           17,300,000
12/12/00      Sumitomo Bank                         19,900,000
12/13/00      Merchants National Bank                2,000,000
12/14/00      Chase Manhattan Bank                  22,700,000
12/15/00      Sumitomo Bank                          4,000,000
12/15/00      Sumitomo Bank                         18,000,000
12/15/00      Sumitomo Bank                         27,000,000
12/19/00      Sumitomo Bank                         10,000,000
12/21/00      Sumitomo Bank                         38,000,000
12/22/00      Chase Manhattan Bank                   7,300,000
12/22/00      Chase Manhattan Bank                  22,700,000
12/22/00      Sumitomo Bank                         31,900,000
12/22/00      Sumitomo Bank                          1,300,000
12/22/00      Summit Bank                           27,900,000
12/22/00      Summit Bank                           11,100,000
12/26/00      Sumitomo Bank                          7,600,000

JCP&L
-----

Date           Bank                                   Amount
----           ----                                   ------

10/05/00      Banca Popolare Di Milano               4,400,000
10/11/00      PNC Bank                              11,800,000
10/17/00      Chase Manhattan Bank                   9,000,000
10/19/00      Mellon Bank                           12,500,000
10/31/00      Sumitomo Bank                          5,000,000
11/10/00      Mellon Bank                           11,400,000
11/13/00      Mellon Bank                           11,400,000
11/13/00      Sumitomo Bank                          2,900,000

JCP&L con't
-----------

Date           Bank                                   Amount
----           ----                                   ------

11/22/00      Mellon Bank                            8,600,000
12/07/00      Mellon Bank                            4,100,000
12/08/00      Mellon Bank                           14,100,000
12/11/00      Mellon Bank                           14,100,000
12/12/00      Mellon Bank                           14,100,000
12/14/00      Mellon Bank                            4,100,000
12/15/00      Mellon Bank                           14,000,000
12/21/00      Mellon Bank                            2,700,000

Met-Ed
------

Date           Bank                                   Amount
----           ----                                   ------

10/02/00      Banca Popolare Di Milano               6,400,000
10/02/00      Bank of New York                       6,000,000
10/02/00      Summit Bank                           10,000,000
10/05/00      Banca Popolare Di Milano               8,800,000
10/06/00      Sumitomo Bank                          3,700,000
10/11/00      PNC Bank                              10,400,000
10/16/00      Chase Manhattan Bank                  18,800,000
10/17/00      Sumitomo Bank                          8,900,000
10/19/00      Mellon Bank                            7,500,000
10/24/00      Sumitomo Bank                         10,000,000
10/31/00      Sumitomo Bank                          3,800,000
11/10/00      Sumitomo Bank                          5,100,000

Penelec
-------

Date           Bank                                   Amount
----           ----                                   ------

10/10/00      First Union National Bank              2,900,000
10/11/00      Bank of New York                       2,500,000
10/11/00      PNC Bank                               7,800,000
10/11/00      Sumitomo Bank                          9,900,000
10/12/00      Bank of New York                       5,300,000
10/13/00      Bank of New York                       3,200,000
10/13/00      Summit Bank                           10,000,000
10/16/00      Bank of New York                       8,700,000
10/16/00      Chase Manhattan Bank                   3,500,000
10/17/00      Bank of New York                       9,800,000
10/18/00      Sumitomo Bank                         10,900,000
10/18/00      Sumitomo Bank                         12,000,000
10/19/00      Sumitomo Bank                         20,000,000
10/30/00      Mellon Bank                           11,400,000
10/31/00      Sumitomo Bank                          3,100,000
11/08/00      Sumitomo Bank                         17,700,000
11/10/00      Sumitomo Bank                          5,000,000
11/15/00      Sumitomo Bank                          3,600,000

            To summarize the above transactions, at December 31, 2000 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:


            GPU                                $ 112,600,000
            JCP&L                                  1,800,000
            Met-Ed                                         0
            Penelec                                        0

                                 SIGNATURE



           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY



                                By: /s/ T. G. Howson
                                    -----------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: January 8, 2001